Exhibit 10.88
SUMMARY OF DIRECTOR COMPENSATION AND BENEFITS
Non-employee directors of US Airways Group, Inc. (“US Airways Group”) and US Airways, Inc. (“US Airways”) currently receive the following compensation for their Board service:
Annual Retainer: $20,000
Annual Committee Chair Retainer (other than Audit): $4,000
Audit Committee Chair Retainer: $10,000
Attendance Fees: $1,000 for each Board or committee meeting attended
2008 Equity Incentive Plan Grants
In accordance with the terms of the 2008 Equity Incentive Plan (the “2008 Plan”) and subject to the discretion of the Board of Directors (the “Board”), each incumbent non-employee director will receive, following each annual meeting of stockholders, an annual equity award of fully vested shares of common stock, with such vested shares having an aggregate Fair Market Value (as defined in the 2008 Plan) on the date of grant equal to $60,000, rounded down to the next whole number of shares.
Travel Benefits
Non-employee directors and their immediate family members, including dependent children under the age of 19 (or under the age of 24 for children who are unmarried, dependent full-time students) but not including parents, as well as a limited number of non-eligible family members and unrelated persons, are provided free transportation on US Airways and US Airways Express, along with reimbursement for federal and state income taxes in connection with that travel.
Expense Reimbursement
Non-employee directors will also be reimbursed for all reasonable out-of-pocket expenses incurred in connection with attendance at meetings upon submission of receipts.
Stock Ownership Guidelines
Effective as of June 11, 2008, each incumbent non-employee director is required to retain, until his or her completion of service on the Board, a number of shares equal to at least 50% of the cumulative shares of common stock granted to that director pursuant each annual equity award granted in the three years following the effective date of these guidelines. For each non-employee director who joins the Board on or after the effective date of these guidelines, he or she is required to retain, until his or her completion of service on the Board, a number of shares equal to at least 50% of the cumulative shares of common stock granted to that director pursuant each annual equity award granted in each of his or her first three years on the Board.